Exhibit 99.1

Spectre Gaming Names D. Bradly Olah as President

Thursday August 4, 8:00 am ET

'Founder Sees Large Opportunity for Spectre Gaming in the AWP Marketplace'

EL CAJON, Calif., Aug. 4 /PRNewswire-FirstCall/ -- Spectre Gaming, Inc. (OTC Bulletin Board: SGMG - News) announced today the appointment of D. Bradly Olah as President. The appointment is effective immediately. Russell Mix will continue to serve as the Company's Chief Executive Officer.

"I have known Brad for 15 years, including working with him when he started in the gaming industry in the early 1990's," said Kenneth Brimmer, Spectre Gaming's Chairman of the Board. Mr. Brimmer continued, "Brad is an entrepreneur with energy and vision equaled by only a few executives I have met in my business career. We believe that the opportunity the Company has in the Amusement-With-Prize (AWP) market demands 100% of his focus, and are pleased he has accepted this position."

"I believe the AWP market is growing rapidly and that current growth is being fueled by both legislation and the general surge in gaming activity," said Mr. Olah. "Spectre recently acquired the exclusive rights to Bally Gaming's redemption technology and game themes and is moving to exploit this opportunity. I believe the current regulatory and legislative environment provides an opportunity for Spectre to deliver Bally's well-recognized games and systems to a large and growing market."

Mr. Olah, a Midwest gaming pioneer, has served as the Company's chief strategist since September 2003 on a consulting basis. Brad Olah previously founded and was Chairman and CEO of Innovative Gaming Corp. of America, where he was largely credited with launching the world's first multi-station, multi- player electronic table games (Craps, Blackjack and Roulette).

About Spectre Gaming:

Spectre Gaming Inc., with offices at 1466 Pioneer Way, El Cajon, California 92020 is a provider of proprietary interactive electronic games to the Native American, amusement-with-prize and charitable gaming markets. The Company designs and develops networks, software and content that provide its customers with a comprehensive gaming system.

This news release contains various "Forward-Looking Statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are intended to be covered by the safe harbors created thereby. Statements made in this release which are not historical in nature, including but not limited to statements using the terms "may," "expect to," "believe," "should," "anticipate," and other language using a future aspect, are referred to as forward-looking statements, should be viewed as uncertain and should not be relied upon. Although our management believes that the results reflected in or suggested by these forward-looking statements are reasonable, all forward-looking statements involve risks and uncertainties and actual future results may be materially different from the expectations expressed in such forward-looking statements. Factors that could cause actual results to differ materially from those in forward-looking statements include those set forth in the Company's annual report on Form 10-KSB for the year ended December 31, 2004, and in other filings made, from time to time, by the Company with the Securities and Exchange Commission, including the Company's Registration Statement on Form SB-2, filed on June 29, 2005. The forward-looking statements contained herein speak only as of the date when made and the Company does not undertake to update such statements.